UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.CURRENT REPORT

Commission File Number 1-16371

IDT CORPORATION
(Exact name of registrant as specified in its charter)

520 Broad Street
Newark, New Jersey 07102
973-438-1000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Common Stock, par value $0.01
(Title of each class of securities covered by this Form)

Class B Common Stock, par value $0.01
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) Rule 12g-4(a)(2) Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 15d-6	☒ ☐ ☒ ☐ ☐

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, IDT Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

IDT CORPORATION

By:	/s/ Howard S. Jonas
Name:	Howard S. Jonas
Title:	Chairman and Chief Executive Officer

Dated: April 27, 2011